Exhibit 10.4

Presslogic Inc.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of _______________, 2025 , by and between PressLogic Inc., a Cayman Islands company (the “Company”), and ___________________ ([Passport/ID] Number _________________) (“Director”).

I. SERVICES

1.1 Board of Directors. Director is appointed as a member of the Company’s Board of Directors (the “Board”), effective upon the date when the United States Securities and Exchange Commission declares the Company’s registration statement on Form F-1 to be effective (the “Effective Date”), until the date on which Director ceases to be a member of the Board for any reason (the “Expiration Date”). The Board shall consist of Director and such other members as nominated and elected pursuant to the then-current Memorandum and Articles of Association of the Company.

1.2 Director Services. Director’s services to the Company hereunder shall include service on the Board [and service on the _____________________________ committee of the Board] in accordance with applicable law, stock exchange rules and the Memorandum and Articles of Association of the Company, and such other services mutually agreed to by Director and the Company (the “Director Services”).

II. COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2 Director Compensation. The Company agrees to pay Director compensation [monthly] as set forth on Schedule A hereto.

2.3 Director and Officer Liability Insurance. The Company agrees to purchase, prior to the Effective Date, a policy of insurance with a reputable insurance company providing Director with coverage for losses incurred in lawsuits or other legal proceedings brought against Director in connection with Director Services.

2.4 No Other Compensation. Except for the compensation provided in this Section II, Director shall not be entitled to any other compensation, whether in cash or in kind, for the Director Services, unless otherwise mutually agreed to by Director and the Company under a separate agreement.

2.5 Indemnification. The Director shall also be entitled to the indemnification rights under the Company’s Memorandum and Articles of Association and shall enter into a standard and customary indemnification agreement by and between the Director and the Company.

III. duties of director

3.1 Fiduciary Duties. In fulfilling his/her responsibilities, Director shall be charged with a fiduciary duty to the Company. Director shall be attentive and inform himself/herself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated by the best interests of the Company.

3.2 Confidentiality. During the Term of this Agreement, and for a period of three (3) years following the Expiration Date unless otherwise approved by the Company’s prior written consent, Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Company that the Company has designated as “confidential” or that is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director, (ii) is required to be disclosed by law, regulation or rule (including but not limited to the rules of any public stock exchange) or a valid order by a court or other governmental body, regulatory authority or public stock exchange, (iii) is independently learned, possessed or developed by Director outside of this relationship, or (iv) is necessary to establish the rights of the Director under this Agreement (the “Confidential Information”). Notwithstanding anything to the contrary herein, the obligations of confidentiality under this Agreement with respect to Confidential Information that constitutes or relates to the Company’s trade secrets shall continue for so long as such information remains a trade secret in accordance with applicable law.

3.3 Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his/her own confidential information, and Director will use his/her commercially reasonable efforts to protect the Confidential Information. Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement or by the Company. Director will as soon as reasonably practicable give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes actually aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4 Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director solely in the performance of any Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s reasonable written request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or use commercially reasonable efforts to destroy, at the Company’s option, the original and any copies of the Company Property in the Director’s possession. Notwithstanding the foregoing, Director may retain reasonable copies of the Company Property for compliance with applicable laws, rules or regulations or to establish its rights under this Agreement.

IV. COVENANTS OF director

4.1 Noninterference with Business. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to, during the aforesaid period, solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his/her/its employment, contractual or other relationship with the Company.

V. Term and Termination

5.1 Term. This Agreement is effective as of the Effective Date and will continue until the Expiration Date (the “Term”).

5.2 Termination. Either the Director or the Company may terminate this Agreement at any time and for any reason by giving the other party at least thirty (30) days prior written notice, or payment in lieu thereof unless otherwise the parties mutually agree in writing on a shorter notice period.

5.3 Survival. The rights and obligations contained in Sections 3.2 - 3.4 and Article IV and Sections 6.3 and 6.4, and this Section 5.3 will, to the extent qualified therein, survive any termination or expiration of this Agreement.

VI. Miscellaneous

6.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Company at 26/F, Chinachem Leighton Plaza, 29 Leighton Road, Causeway Bay, Hong Kong, and to the Director at _____________________________ or to such other address as either party may designate to the other in writing.

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6.4 Governing Law; Dispute Resolution. This Agreement shall be governed in all respects by the laws of Hong Kong (without regard to the principles of conflicts of laws). All suits, proceedings, claim, demand, action or cause of action arising out of or relating to this agreement shall be submitted to arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one; and the arbitration proceedings shall be conducted in English.

6.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.7 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	PressLogic Inc.
Address:	a Cayman Islands exempted company

By:
Name:
Title:

DIRECTOR:
Address:

Name:

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SCHEDULE A

Director Compensation